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                                                                    EXHIBIT 10.4








                          PREFERRED SUPPLIER AGREEMENT

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                          PREFERRED SUPPLIER AGREEMENT

         This Agreement dated April __, 2000, by and between Grant Prideco, Inc., a Delaware corporation ("Grant Prideco"), and Weatherford International, Inc., a Delaware corporation ("Weatherford").

                                   WITNESSETH:

         WHEREAS, Weatherford wishes to enter into a long term supply contract with Grant Prideco for the purchase by Weatherford and its Affiliates (as defined below) of Drill Stem Products (as defined below) on the terms and subject to the conditions set forth herein; and

         WHEREAS, Grant Prideco and its Affiliates manufacture and produce Drill Stem Products and desire to supply Weatherford and its Affiliates with Drill Stem Products on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, Weatherford and Grant Prideco, each on behalf of itself and its Affiliates, hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

(a) "AFFILIATE" means, with respect to Weatherford or Grant Prideco, any Person that, directly or indirectly, is in control of, is controlled by, controls or is under common control of Weatherford or Grant Prideco, as the case may be. For purposes of this definition, control shall include the ownership of 50% or more of the legal or beneficial interest in any Person or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person who is an Affiliate shall only be considered an Affiliate for so long as that Person meets the definition of an Affiliate. An officer, director, general partner, managing member or trustee of a Person or Affiliate of such Person shall not be considered to be an Affiliate unless such Person is under the direct or indirect control or common control of Weatherford or Grant Prideco, as the case may be. For purposes of clarity, neither Weatherford nor Grant Prideco shall be considered to be an Affiliate of the other, nor shall National Oilwell, Grey Wolf Inc. or any other company in which a director or officer of Weatherford is also a director, officer or shareholder be considered an Affiliate of Weatherford unless Weatherford itself controls such company.

(b) "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required to close.

(c) Unless the context otherwise requires, "BUYER" means Weatherford and its Affiliates.

(d) "DRILL STEM CREDITS" mean those Drill Stem Products purchase credits that have been granted to Weatherford and its Affiliates by Grant Prideco in the amount of $30 million pursuant to Section 6.6.

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(e)  "DRILL STEM EXPENDITURES" mean, in respect of any period, the dollar amount of purchases made by Weatherford and its Affiliates of Drill Stem Products from Persons that are not Affiliated with Weatherford at the time of purchase. Drill Stem Expenditures shall include (i) charges for coating and commissions and procurement charges that may be paid by Weatherford and its Affiliates for the purchase of the Drill Stem Products and (ii) any import or export duties paid by Weatherford or its Affiliates in respect of the original purchase and delivery of the Drill Stem Products. Drill Stem Expenditures shall exclude (i) rebates, refunds, discounts provided to Weatherford and its Affiliates in respect of any Drill Stem Product purchase (other than the Drill Stem Credits) and (ii) charges for, fees, taxes, shipping, shipping insurance and other similar charges and expenses.

(f)  "DRILL STEM PRODUCTS" mean (i) drill pipe, (ii) heavyweight drill pipe,
     (iii) drill collars and (iv) drill stem accessories (including, without limitation, pup joints, thread protectors, lift subs, lift plugs, rotary plugs and rotary kellys).

(g) "DRILL STEM PURCHASE OBLIGATION" means the obligation of Weatherford and its Affiliates to purchase Drill Stem Products as provided in Section 2.1.

(h) "EVENT OF FORCE MAJEURE" shall mean any circumstance not within the reasonable control of the party affected and that, despite the exercise of reasonable diligence, such party is unable to prevent, avoid or remove. Events of Force Majeure shall include without limitation: (i) acts of God;
     (ii) expropriation, confiscation or requisitioning of facilities or compliance with any law, decree, regulation, order, directive or request of any governmental authority or person(s) purporting to act therefor that affects to a degree not presently existing the supply, availability or use of materials, equipment or labor; (iii) acts or inaction on the part of any governmental authority or person purporting to act therefor; (iv) acts of war or the public enemy whether war be declared or not; (v) public disorders, insurrection, rebellion, sabotage, riots or violent demonstrations; (vi) explosions, fires, earthquakes or other natural calamities; and (vii) strikes or lockouts or other industrial action by workers or employees of the Supplier.

(i) "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(j) "PERSON" shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

(k) Unless the context otherwise requires, "SUPPLIER" means Grant Prideco and its Affiliates.


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                   ARTICLE 2. PURCHASE AND SUPPLY COMMITMENT

SECTION  2.1 WEATHERFORD'S PURCHASE OBLIGATION

         (a) Weatherford agrees that during the term of this Agreement it and its Affiliates shall purchase from Grant Prideco or one of its Affiliates at least 70% of Weatherford's and its Affiliates' total purchases of Drill Stem Products for each calendar year during the term of this Agreement beginning with the year 2000. Compliance with this obligation shall be based on the dollar amount of Drill Stem Expenditures made by Weatherford and its Affiliates during the applicable year, subject to the exceptions provided below.

         (b) Except for those orders that are needed on an expedited basis or as may otherwise be agreed to by Grant Prideco, Weatherford agrees that all firm orders for Drill Stem Products by Weatherford and its Affiliates shall be placed in writing with Grant Prideco or one of its Affiliates no later than 120 days prior to the required delivery date unless industry practice at the time of the order has changed and shorter or longer periods become standard, in which case the delivery period shall be adjusted accordingly. Notwithstanding the foregoing, Grant Prideco shall provide for shorter delivery times if requested by Weatherford and such requested delivery periods are not shorter than those offered by Grant Prideco to its best similarly situated customers for similar orders. Weatherford shall consult with Grant Prideco on at least a quarterly basis with respect to Weatherford's anticipated Drill Stem Product requirements for the following two quarters. No deposits shall be required to be placed by Weatherford or its Affiliates with respect to any order. Grant Prideco or the Affiliate with whom the order is placed shall either accept or reject such order within three Business Days of receiving the order. All acceptances or rejections shall be required to be in writing. All confirmations of acceptances shall be pursuant to the terms of this Agreement and the terms may not be modified through the confirmation unless signed in writing by Weatherford or the Affiliate placing the order. All confirmations of acceptance shall provide to Weatherford or such Affiliate the expected delivery date. Unless otherwise instructed in writing by Grant Prideco, all orders by Weatherford shall be directed to Randall Edwards, Houston, Texas.

         (c) In calculating the percentage of Drill Stem Products purchased by Weatherford and its Affiliates, there shall be excluded from the calculation any Drill Stem Expenditures for Drill Stem Products to the extent such Drill Stem Products (i) are purchased by Weatherford or one of its Affiliates for an unAffiliated third party, (ii) are not required to be purchased from Grant Prideco or its Affiliates under Section 2.1(e), or (iii) are acquired in connection with the acquisition of another company or substantially all of the operating assets of another company or division thereof provided that such acquisition is not effected as a means to circumvent the provisions of this Agreement.

         (d) Unless otherwise agreed to by Weatherford, all Drill Stem Products shall be manufactured at Grant Prideco facilities approved by Weatherford and utilizing raw materials sourced from mills approved by Weatherford from time to time. Unless otherwise reasonably objected to by Weatherford, mills in the United States and Western Europe that are owned or controlled by Grant Prideco or with which it is affiliated shall be deemed approved by Weatherford.

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         (e) Weatherford and its Affiliates shall not be required to purchase any particular Drill Stem Products, and Weatherford's purchase obligation under this Section 2.1 shall not apply, under the following circumstances:

                    (i) Grant Prideco is unable to assure Weatherford and its Affiliates of the delivery of that Drill Stem Product at the location required by Weatherford or an Affiliate of Weatherford within the time period required by Weatherford or such Affiliate;

                    (ii) The purchase of that Drill Stem Product by Weatherford or its Affiliate would constitute a violation of law or regulation;

                    (iii) Grant Prideco is unable to assure Weatherford and its Affiliate that such Drill Stem Product meets the product specification and technical requirements of Weatherford or such Affiliate;

                    (iv) Weatherford or its Affiliate reasonably requires the Drill Stem Product on an expedited basis and Grant Prideco is unable to provide the Drill Stem Product within the time required, provided Weatherford or such Affiliate provides Grant Prideco with such reasonable opportunity as may be practical under the circumstances to satisfy such requirement;

                    (v) There is a local content requirement for such Drill Stem Product in the market or location in which such Drill Stem Product is to be used;

                    (vi) There is a requirement by the rental customer of Weatherford or its Affiliate for a Drill Stem Product manufactured by another company and Weatherford or such Affiliate does not already have in inventory such Drill Stem Product that could be used for such customer without unreasonable cost or delay;

                    (vii) Grant Prideco or one of its Affiliates does not accept and confirm the order for the Drill Stem Product within the time period required in Section 2.1(b), provided that Weatherford or such Affiliate that placed the order places an order for such Drill Stem Product with another manufacturer within ten days after the date on which Grant Prideco and its Affiliates were required to accept or reject the order; or

                    (viii) If at the time of the purchase or the placement of the order for the purchase, Grant Prideco is in material breach of this Agreement.

         (f) Weatherford agrees to cause its Affiliates to comply with the terms of this Agreement and to purchase from Grant Prideco and its Affiliates Drill Stem Products as provided herein.

         (g) In the event Weatherford and its Affiliates do not purchase the required amount of Drill Stem Products from Grant Prideco and its Affiliates during any calendar year, Weatherford shall be required to pay to Grant Prideco an amount of cash equal to the product of (x) the amount of Drill Stem Expenditures paid by Weatherford and its Affiliates to third parties during the calendar

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year for Drill Stem Products that would have been required to have been paid to
Grant Prideco and its Affiliates to comply with the Drill Stem Purchase Obligation for that year (with the calculation to be based on an assumption that the Drill Stem Expenditures paid to the other parties were paid to Grant Prideco and its Affiliates) and (y) 40%. The payment to be made by Weatherford in such case shall be paid no later than 120 days following the end of the calendar year for which the payment is to be made, with interest thereon from January 1 of the year following the year for which the payment relates to the date of payment. Interest shall be at an annual rate of 8% compounded quarterly.

SECTION 2.2 GRANT PRIDECO'S SUPPLY OBLIGATION

         (a) Grant Prideco agrees to use its commercially reasonable efforts to provide directly or through one or more of its Affiliates Weatherford's and its Affiliates' requirements of Drill Stem Products as provided in Section 2.1.

         (b) Grant Prideco agrees that such Drill Stem Products shall be provided to Weatherford and its Affiliates on delivery and pricing terms equal to or better than those provided to Grant Prideco's and its Affiliates' best rental tool customer or customers that are purchasing the Drill Stem Products for rental purposes (but taking into account any expedited delivery requirements, special order requests or unusual delivery requirements that reasonably should increase pricing and taking into account order quantity) for the same or similar Drill Stem Products. Weatherford shall not be obligated to provide any deposits, letters of credit or similar items to obtain such terms and shall not be obligated to purchase any minimum quantities or amounts to be eligible for such terms other than, subject to the provisions of Section 2.1, the obligation provided herein that at least 70% of Weatherford's and its Affiliates' total purchases of Drill Stem Products are purchased from Grant Prideco and its Affiliates during each calendar year during the term of this Agreement beginning with the year 2000. Weatherford and its Affiliates shall be entitled to apply any Drill Stem Credits held by them against the purchase price of any Drill Stem Products to be purchased by them from Grant Prideco and its Affiliates subject to a maximum of 20% of the purchase price of any Drill Stem Products being satisfied with a Drill Stem Credit.

         (c) Grant Prideco agrees to purchase used drill pipe from Weatherford and its Affiliates from time to time to the extent Grant Prideco and its Affiliates are then offering to customers the right to trade in or sell used drill pipe to Grant Prideco and its Affiliates. The terms of such purchases shall be terms at least as good as the terms offered to Grant Prideco's and its Affiliates' best rental tool customer or customers that are purchasing the Drill Stem Products for rental purposes (but taking into account any expedited delivery requirements, special order requests or unusual delivery requirements that reasonably should increase pricing and taking into account order quantity). Grant Prideco and its Affiliates may prorate purchases to the extent limitations are placed on the quantities to be purchased by it.

         (d) Grant Prideco agrees to cause its Affiliates to comply with the terms of this Agreement and to supply Weatherford and its Affiliates with Drill Stem Products as provided herein.


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SECTION 2.3 COMPLIANCE REPORT

         (a) Grant Prideco shall be entitled to obtain on request an annual certificate of Weatherford, signed by the Chief Financial Officer or Chief Accounting Officer of Weatherford, certifying Weatherford's and its Affiliates' compliance with the terms of this Agreement and setting forth (i) the total Drill Stem Expenditures during such calendar year and (ii) the amount of Drill Stem Expenditures made by Weatherford and its Affiliates from (x) Grant Prideco and its Affiliates and (y) other parties. This certificate may be requested within 60 days following the end of the calendar year to which it relates and must be provided to Grant Prideco within 120 days following the end of the calendar year to which it relates.

         (b) Weatherford shall be entitled to obtain on request an annual certificate of Grant Prideco, signed by the Chief Financial Officer or Chief Accounting Officer of Grant Prideco, certifying Grant Prideco's and its Affiliates' compliance with the terms of this Agreement. This certificate may be requested within 60 days following the end of the calendar year to which it relates and must be provided to Weatherford within 120 days following the end of the calendar year to which it relates.

SECTION 2.4 ADDITIONAL PRODUCTS

         Weatherford and Grant Prideco agree to discuss from time to time the addition to this Agreement of other products manufactured by Grant Prideco and its Affiliates, including rental tubulars and casing. Neither party shall be obligated to agree to such additions, and the addition of other products to this Agreement will be subject to the parties agreeing in writing in their sole discretion on the specific products, pricing, delivery and specifications of the products to be so added.

                                ARTICLE 3. TERMS

         Unless otherwise agreed in writing with respect to any particular purchase order for Drill Stem Products, the following terms shall apply to sales of Drill Stem Products by a Supplier to a Buyer during the term of this Agreement.

SECTION 3.1 PAYMENT

         Payment of the price for the Drill Stem Product shall be made in U.S. Dollars (or through utilization of Drill Stem Credits) in accordance with payment terms offered to its best rental tool customers (excluding payment terms associated with warranty claims, disputed claims, workouts, isolated promotional sales, sales of slow moving inventory and other similar situations).

SECTION 3.2 DELIVERY PERIODS

         All periods for delivery of Drill Stem Products shall commence on the date on which the applicable purchase order is delivered by Buyer and shall be not less than 120 days, unless industry practice changes and shorter or longer periods become standard, in which case the delivery period shall be adjusted accordingly. Notwithstanding the foregoing, Grant Prideco shall provide for shorter

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delivery times if requested by Weatherford and such requested delivery periods are not shorter than those offered by Grant Prideco to its best rental tool customers for similar orders.


SECTION 3.3 WARRANTY

         All Drill Stem Products sold to Weatherford and its Affiliates pursuant to this Agreement shall be sold subject to Grant Prideco's and its Affiliates then standard warranty provided to its customers for the Drill Stem Product sold. To the extent Grant Prideco or its Affiliates provides to certain of its customers a more favorable warranty for Drill Stem Products (other than in connection with isolated sales or tenders), Grant Prideco and its Affiliates shall provide such more favorable warranty to Weatherford and its Affiliates for such Drill Stem Products of the type and nature to which such more favorable warranty is provided.

SECTION 3.4 FORCE MAJEURE

         (a) The parties' failure to perform their obligations under a purchase contract shall not be deemed a breach of the obligation arising from the purchase contract if such failure is caused by or the result of an Event of Force Majeure.

         (b) Immediately following the date of commencement of any Event of Force Majeure, if either party desires to invoke such Event of Force Majeure as a cause for delay in the performance of any obligation under the purchase contract, it shall advise the other party in writing of such date and the nature and expected duration of such Event of Force Majeure. Within a reasonable time following the date of termination of such Event of Force Majeure, the party having invoked such Event of Force Majeure as a cause for such delay shall submit to the other party reasonable proof of the nature of such delay. The parties shall thereupon consult with one another concerning the effect of such delay upon the relevant schedule of delivery and the schedule of delivery shall be equitably adjusted by the parties to take into account such effect and the ability of the affected party to avoid or minimize overall delays resulting from the Event of Force Majeure. Both parties shall make all reasonable efforts to prevent and reduce to a minimum and mitigate the effect of any delay occasioned by any Event of Force Majeure including recourse to alternate acceptable sources of Drill Stem Products.

SECTION 3.5 RESOLUTION OF DISPUTES

         All disputes, controversies or claims arising out or in connection with any purchase agreement for Drill Stem Products, including any questions as to the existence, validity, termination, discharge, breach or enforceability of the purchase agreement arising thereunder, shall be finally settled by the procedures outlined in Section 5.2.


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                          ARTICLE 4. TERM; TERMINATION

SECTION 4.1 DURATION

         (a) This Agreement shall become effective as of the date hereof and, subject to earlier termination as provided in Section 4.2 or extension as provided in Section 4.1(b), shall continue in effect until March 31, 2003.

         (b) This Agreement shall automatically be extended for a period of one year if neither party provides the other party with written notice of its desire for this Agreement not to be so extended on or prior to March 31, 2003. Thereafter, this Agreement shall be extended for successive one-year periods unless a party provides notice to the other party of its desire that this Agreement not be so extended on or prior to March 31 of the year in which the Agreement is to otherwise terminate.

SECTION 4.2       RIGHT TO TERMINATE

         The parties may terminate this Agreement for the reasons and as provided in this section.

          (a)  Default

         If a party fails to observe or perform any of its material promises, agreements or undertakings under this Agreement, and fails to remedy any such breach within 120 days of notice to do so from the other party, then the aggrieved party may, upon expiration of the 120-day notice period, give written notice of termination of this Agreement either forthwith or at a future date designated by the aggrieved party.

          (b)  Bankruptcy, Liquidation

         If either of the parties shall become voluntarily or involuntarily the subject of proceedings under any bankruptcy or insolvency law, or other law or procedure for the relief of financially distressed debtors, or is unable, or admits in writing its inability, to pay its debts as they mature, or takes or suffers any action for its liquidation or dissolution other than in the context of a merger of consolidation, or has a receiver or liquidator appointed for all or any part of its assets and, in the event any act of the aforesaid character is involuntary, the consequences thereof are not cured within 60 days, the party not affected by such circumstances may give to the affected party written notice of its decision immediately to terminate this Agreement. In the event that such notice is not given for any reason, the affected party shall remain fully responsible for its obligations set forth in this Agreement at the times required.

SECTION 4.3 SURVIVAL

         The provisions of Articles 5 and 6 shall survive any termination of this Agreement.

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                       ARTICLE 5. GOVERNING LAW; DISPUTES

SECTION 5.1 GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to or the application of the rules of conflicts of laws set forth in such laws.

SECTION 5.2 SOLUTION OF DISPUTES

         (a) In the event there shall exist any dispute or controversy with respect to this Agreement or any matter relating hereto or the transactions contemplated hereby, the parties hereto agree to seek to resolve such dispute or controversy by mutual agreement. If the parties hereto are unable to resolve such dispute or controversy by agreement within 90 days following notice by any party hereto of the nature of such dispute or controversy setting forth in reasonable detail the circumstances and basis of such dispute or controversy, the parties agree that such dispute or controversy be resolved by binding arbitration pursuant to the provisions of this Section 5.2 and in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. If a party elects to submit such matter to arbitration, such party shall provide notice to the other party of its election to do so, which notice shall name one arbitrator. Within 10 Business days after the receipt of such notice, the other party shall provide written notice to the electing party naming a second arbitrator. The two arbitrators so appointed shall name a third arbitrator, or failing to do so, a third arbitrator shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

     (b)  All arbitration proceedings shall be held in Houston, Texas.

         (c) Each arbitrator selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute and shall be independent and not Affiliated with any of the parties hereto or an associate thereof. A person associated or affiliated with the legal counsel for either of the parties or their Affiliates will not be considered independent.

         (d) The arbitrators shall resolve all disputes in controversy in accordance with the Texas substantive law. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. The arbitrators shall not be authorized to order any equitable remedies and shall only be empowered to make monetary awards and determinations with respect to compliance by a party and its Affiliates in accordance with the terms hereof.

         (e) The arbitrators appointed pursuant to this Section 5.2 shall promptly hear and determine (after due notice and hearing and giving the parties reasonable opportunity to be heard) the questions submitted, and shall endeavor to render their decision within 60 days after appointment of the third arbitrator or as soon as practical thereafter. If within such period a decision is not rendered by the board or a majority thereof, new arbitrators may be named and shall act hereunder at the election of either party in like manner as if none had previously been named.

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         (f) The decision of the arbitrators, or a majority thereof, made in writing, shall absent manifest error be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision.

         (g) The cost of the arbitration shall be borne by the parties thereto as unanimously determined by the arbitrators.

         (h) NOTWITHSTANDING THE AGREEMENT BY THE PARTIES TO ARBITRATION, EITHER PARTY MAY SEEK FROM A COURT OF COMPETENT JURISDICTION INJUNCTIVE AND OTHER EQUITABLE RELIEF IN AID OF ARBITRATION. EACH PARTY HERETO ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES IRREVOCABLY AGREES THAT ANY SUCH RELIEF SHALL FIRST BE SOUGHT IN FEDERAL OR STATE COURT IN HARRIS COUNTY, TEXAS.

                            ARTICLE 6. MISCELLANEOUS

SECTION 6.1 ASSIGNMENT

         This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and duly permitted assigns. Neither Weatherford or any of its Affiliates nor Grant Prideco or any of its Affiliates may assign their rights and/or obligations under this Agreement other than with the express written consent of the other party. Nothing in this Section 6.1 shall be deemed to prohibit a merger, consolidation or conversion of Weatherford or Grant Prideco or a sale of all or substantially all of the business operations of Weatherford or Grant Prideco as long as the successor to the obligations of Weatherford or Grant Prideco assumes Weatherford's or Grant Prideco's, as the case may be, obligations hereunder.

SECTION 6.2 WAIVER

         The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of any right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be made in writing.

SECTION 6.3 NOTICES

         All notices and other communications (other than communications in the ordinary course of business relating to purchases and sales of Drill Stem Products) to be given or made hereunder shall be in writing and shall be (a) personally delivered with signed receipt obtained acknowledging delivery; (b) transmitted by postage prepaid registered mail, return receipt requested (air mail if international); or (c) transmitted by facsimile; to a party at the address set out below (or at such other address as it may have provided notification for the purposes hereof to the other party hereto in accordance with this Section).


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      If to Supplier:                  Grant Prideco, Inc.
                                       1450 Lake Robbins Drive, Suite 600
                                       The Woodlands, Texas 77380
                                       Fax number: (281) 297-8569
                                       Attention:   President


      If to Buyer:                     Weatherford International, Inc.
                                       515 Post Oak Boulevard, Suite 600
                                       Houston, TX 77027
                                       Fax Number: (713) 693-4484
                                       Attention:   General Counsel



                                       With a copy to:
                                       Fulbright & Jaworski L.L.P.
                                       1301 McKinney, Suite 5100
                                       Houston, Texas 77010-3095
                                       Fax number: (713) 651-5246
                                       Attention:   Charles L. Strauss

SECTION 6.4 SEVERABILITY

         Any provision of this Agreement that is determined by arbitration as provided herein or a court of competent jurisdiction to be invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable, so long as the material purposes of this Agreement can be determined and effectuated. Should any provision of this Agreement be so declared invalid, illegal or unenforceable, the parties shall agree on a valid provision to substitute for it.

SECTION 6.5 ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any existing agreements between them whether oral or written. In case of a conflict between this Agreement and a purchase order or purchase order confirmation contemplated hereunder, the terms of this Agreement shall govern unless the parties otherwise agree in writing. The terms of this Agreement shall only be amended, modified or supplemented as set forth herein or in writing signed by or on behalf of each party.

SECTION 6.6 DRILL STEM CREDITS

         (a) Grant Prideco hereby grants to Weatherford and its Affiliates drill stem purchase credits in the aggregate amount of $30 million, which Weatherford and its Affiliates may apply against the purchase price of Drill Stem Products during the term of this Agreement. Weatherford shall utilize such credit by giving written notice to Grant Prideco at the time of payment of the invoice relating to the applicable Drill Stem Products, which notice shall set forth the invoice (or

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related invoices) for which the Drill Stem Credits are being utilized and the amount of such credit being utilized.

         (b) Drill Stem Credits can be utilized to satisfy only up to 20% of the invoice amount for each applicable invoice, with the remaining invoice amount being due in accordance with its terms.

         (c) On a quarterly basis, Grant Prideco shall provide Weatherford with a summary of the Drill Stem Credits balance and a statement of activity with respect to the Drill Stem Credits. The parties shall work in good faith to reconcile any discrepancies between the parties' records.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


GRANT PRIDECO, INC.                         WEATHERFORD INTERNATIONAL, INC.



By:                                         By:
   --------------------------                  --------------------------
Name:                                       Name:
     ------------------------                    ------------------------
Title:                                      Title:
      -----------------------                     -----------------------


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